May 10, 2017

RAVE Restaurant Group, Inc. Reports Third Fiscal Quarter Financial Results

Pizza Inn Shows Growth while Pie Five Trims Underperforming Markets

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the third quarter of fiscal 2017 ended March 26, 2017.

Third Quarter Highlights:

•	Total consolidated revenue decreased 7.7% to $14.1 million compared to $15.3 million in the third quarter of fiscal 2016.
•	Pie Five comparable store retail sales decreased 15.8% from the same period of the prior year.
•	Pie Five system-wide retail sales increased 0.6%, while average weekly sales declined 12.3%, year over year.
•	Pizza Inn domestic comparable store retail sales increased 0.1% from the same period of the prior year, while total domestic retail sales increased by 2.9%.
•	Net loss of $2.0 million was $0.7 million greater than the same quarter of the prior year primarily due to loss on sale of assets, increased general and administrative expenses, and decreased sales.
•	On a fully diluted basis, the loss was $0.18 per share for the third quarter of fiscal 2017, compared to a loss of $0.12 per share for the same period of the prior year.
•	Adjusted EBITDA of ($1.0) million was $0.7 million less than the same quarter of the prior year.
•	Company-owned Pie Five operating cash flow decreased $0.3 million from the same period of the prior year.
•	Net reduction of thirteen Pie Five restaurants during the quarter brought the total Pie Five restaurants open at the end of the quarter to 86.

“We are taking a purposeful approach to improving the overall financial performance of the company by withdrawing from underperforming markets,” said Scott Crane, Chief Executive Officer for Rave Restaurant Group, Inc. "In addition, we will be introducing new initiatives that will add occasions and increased incidence.”

Third Quarter Fiscal 2017 Operating Results

Revenues of $14.1 million and $44.3 million for the third quarter and year to date fiscal 2017 were 7.7% and 1.7% lower, respectively, than the same periods of the prior year.  For the three and nine months ended March 26, 2017, the Company reported a net loss of $2.0 million and $11.4 million, respectively, compared to a loss of $1.2 million and $6.6 million for the comparable periods of the prior year.  On a fully diluted basis, the loss was $0.18 per share and $1.07 per share for the third quarter and year to date fiscal 2017, compared to a loss of $0.12 per share and $0.64 per share for the same periods of the prior year.  The increased loss for the three month period ended March 26, 2017 was primarily the result of a $0.3 million loss on sale of assets in the third quarter of fiscal 2017 related to equipment disposals at closed stores, as well as executive recruiting fees.  The year to date increase in net loss from prior year was primarily due to increased impairments and other lease charges of $5.2 million and $1.0 million of losses from the sale of assets. In addition, the Company continued to provide a full valuation allowance against its deferred tax assets.  Adjusted EBITDA declined $0.7 million and $2.4 million for the three and nine month periods ended March 26, 2017, to $(1.0) million and $(2.3) million, respectively. The decline in Adjusted EBITDA was driven by general and administrative expense and a decrease in other income from prior year, as well as decreased average unit volumes at Company Pie Five locations.

Pie Five system-wide retail sales increased 0.6% for the third quarter of fiscal 2017 when compared to the same period in the prior year driven by a 14.3% increase in average units open, while system-wide average weekly sales decreased by 12.3%, year over year.  Comparable store retail sales decreased by 15.8% for the most recent fiscal quarter compared to the same period in the prior year.     Year to date, Pie Five system-wide retail sales increased 13.8% compared to the prior year driven by a 30.6% increase in average units open, while system-wide average weekly sales declined 9.7% year over year.  Pie Five comparable store retail sales decreased 16.0% during the first nine months of fiscal 2017 compared to the same period of the prior year.  The Company continues to believe that increased competition within the fast-casual segment and general industry softness contributed to weakened trends within the Pie Five system.

Pizza Inn total domestic retail sales increased 2.9% and 0.5% for the three and nine months ended March 26, 2017 compared to the same periods of the prior year.  Pizza Inn domestic comparable store retail sales increased 0.1% and decreased 0.1% for the three and nine months ended March 26, 2017 compared to the same periods of the prior year.

“After a year of challenging sales performance, we are evaluating various elements of the concept from both a service and product standpoint that we believe will ultimately better service the wants of our customers.” said Crane.

Development Review

In the third quarter of fiscal 2017, five new franchised Pie Five restaurants were opened, while nine franchised and nine Company restaurants were closed, bringing the quarter-end total unit count to 86 restaurants.

"We continue to see opportunities for traditional and non-traditional development," said Crane.    "Our throughput makes Pie Five a great option for airports. We just opened our second airport location at BWI Airport.”

Rights Offering Completed

During the third quarter of fiscal 2017, RAVE completed a rights offering of its 4% Convertible Senior Notes due 2022, resulting in net proceeds of $2.9 million.  Pursuant to the rights offering, existing RAVE shareholders had the opportunity to purchase their proportionate share of the convertible notes at the par value of $100 per note.  The notes are convertible into shares of RAVE common stock at $2.00 per share.

Conference Call

A conference call and audio webcast has been scheduled for 5:00 p.m. Central time today to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, May 10, 2018
Time:	5:00 p.m. Central time
Dial-In #:	1-877-870-4263 U.S. & Canada
1-412-317-0790 International

Alternatively, the conference call will be webcast at raverg.com. A web-based archive of the conference call will also be available at the above website.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance. EBITDA, Adjusted EBITDA and restaurant operating cash flow are non-GAAP financial measures that the Company believes are useful to investors in understanding its operating performance. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, gain/loss on sale of assets, costs related to impairment, other lease charges, non-operating store costs and discontinued operations. “Restaurant operating cash flow” represents the pre-tax income earned by Company-owned restaurants before (1) allocated marketing and advertising expenses, (2) depreciation and amortization, (3) pre-opening expenses, (4) operations management and extraordinary expenses, (5) impairment and other lease charges, and (6) non-operating store costs. A reconciliation of these non-GAAP financial measures to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:

Investor Relations

RAVE Restaurant Group, Inc.

469-384-5000

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 26,	March 27,	March 26,	March 27,
	2017	2016	2017	2016

REVENUES:	$14,081	$15,262	$44,329	$45,109

COSTS AND EXPENSES:
Cost of sales	12,644	13,770	39,898	39,259
General and administrative expenses	2,141	1,885	6,219	5,148
Franchise expenses	893	924	2,729	2,732
Pre-opening expenses	29	115	95	851
Loss on sale of assets	345	—	1,044	—
Impairment of long-lived assets and other lease charges	(123)	(165)	5,243	845
Bad debt	72	(80)	423	151
Interest expense	37	1	39	4
Total costs and expenses	16,038	16,450	55,690	48,990

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(1,957)	(1,188)	(11,361)	(3,881)
Income tax expense	5	3	24	2,637
LOSS FROM CONTINUING OPERATIONS	(1,962)	(1,191)	(11,385)	(6,518)

Income (loss) from discontinued operations, net of taxes	—	(39)	2	(99)
NET LOSS	$(1,962)	$(1,230)	$(11,383)	$(6,617)

LOSS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.18)	$(0.12)	$(1.07)	$(0.63)
Income (loss) from discontinued operations	—	—	—	(0.01)
Net loss	$(0.18)	$(0.12)	$(1.07)	$(0.64)

LOSS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.18)	$(0.12)	$(1.07)	$(0.63)
Income (loss) from discontinued operations	—	—	—	(0.01)
Net loss	$(0.18)	$(0.12)	$(1.07)	$(0.64)

Weighted average common shares outstanding - basic	10,657	10,315	10,602	10,312

Weighted average common and
potential dilutive common shares outstanding	10,657	10,315	10,602	10,312

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 26, 2016	June 26,
ASSETS	(unaudited)	2017

CURRENT ASSETS
Cash and cash equivalents	$2,373	873
Accounts receivable, less allowance for bad debts
accounts of $471 and $198, respectively	2,576	2,780
Notes receivable	85	167
Inventories	132	197
Income tax receivable	194	194
Property held for sale	811	—
Prepaid expenses and other	727	430
Total current assets	6,898	4,641

LONG-TERM ASSETS
Property, plant and equipment, net	4,427	12,979
Long-term notes receivable	206	382
Deposits and other	463	503
Total assets	$11,994	$18,505

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$4,327	3,815
Short-term debt	1,000	—
Accrued expenses	1,331	1,220
Deferred rent	192	160
Deferred revenues	386	304
Total current liabilities	7,236	5,499

LONG-TERM LIABILITIES
Convertible notes	2,758	—
Deferred rent, net of current portion	1,511	1,710
Deferred revenues, net of current portion	1,375	1,440
Other long-term liabilities	21	453
Total liabilities	12,901	9,102

COMMITMENTS AND CONTINGENCIES (See Note 3)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,775,951 and 17,460,951 shares, respectively;
outstanding 10,656,551 and 10,341,551 shares, respectively	178	175
Additional paid-in capital	26,848	25,778
Retained earnings (accumulated deficit)	(3,297)	8,086
Treasury stock at cost
Shares in treasury: 7,119,400	(24,636)	(24,636)
Total shareholders' equity	(907)	9,403
	$11,994	$18,505

RAVE RESTAURANT GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	March 26,	March 27,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(11,383)	$(6,617)
Adjustments to reconcile net loss to
cash provided by (used in) operating activities:
Depreciation and amortization	2,117	1,955
Impairment of long-lived assets	4,773	845
Stock compensation expense	143	135
Deferred income taxes	—	2,593
Loss on sale/disposal of assets	1,044	1
Provision for bad debt	423	151
Changes in operating assets and liabilities:
Notes and accounts receivable	39	842
Inventories	65	(60)
Accounts payable - trade	512	1,241
Accrued expenses	(321)	794
Deferred rent	(167)	(97)
Deferred revenue	17	—
Prepaid expenses and other	(294)	360
Cash (used in) provided by operating activities	(3,032)	2,143

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	102	14
Capital expenditures	(258)	(7,624)
Cash used in investing activities	(156)	(7,610)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	—	768
Proceeds from stock options	806	7
Proceeds from issuance of convertible notes	2,882	—
Net change in short-term debt	1,000	—
Cash provided by financing activities	4,688	775

Net increase (decrease) in cash and cash equivalents	1,500	(4,692)
Cash and cash equivalents, beginning of period	873	5,727
Cash and cash equivalents, end of period	$2,373	$1,035

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SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAYMENTS FOR:

Interest	$25	$1
Income taxes - net	$29	$—

RAVE RESTAURANT GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 26,	March 27,	March 26,	March 27,
	2017	2016	2017	2016
Net loss	$(1,962)	$(1,230)	$(11,383)	$(6,617)
Interest expense	37	1	39	4
Income taxes	5	3	24	2,637
Income taxes--discontinued operations	—	—	(9)	(31)
Depreciation and amortization	578	837	2,117	1,955
EBITDA	$(1,342)	$(389)	$(9,212)	$(2,052)
Stock compensation expense	53	45	143	135
Pre-opening expenses	29	115	95	851
Loss on sale/disposal of assets	345	—	1,044	—
Impairment charges, non-operating store costs and discontinued operations	(39)	16	5,613	1,158
Adjusted EBITDA	$(954)	$(213)	$(2,317)	$92